Exhibit 11.1

Securities Trading Policy

Kazia Therapeutics Limited (ACN 063 259 754) (Company)

Approved by the Board on 24 February 2021

Table of contents

1.	Purpose	3
2.	Insider trading prohibitions in the Corporations Act	4
3.	No dealing in Prohibited Periods	6
4.	Exceptional circumstances	8
5.	Permitted dealings	9
6.	Further restrictions	11
7.	Confidential Information	12
8.	Review and publication of this policy	12

Approved by the Board: February 2021

Securities Trading Policy

1.	Purpose

Scope

1.1

This Securities Trading Policy (the Policy) summarises the law relating to insider trading and sets out Company’s Policy on trading, buying and selling securities of the Company that are able to be traded on a financial market (Company’s Securities). The Company recognises the importance of preventing insider trading and ensuring market confidence in Company’s Securities.

“Securities” includes shares in the Company, debentures, options, performance rights and other securities issued by the Company which are convertible into shares, as well as financial products issued or created over shares by third parties, including structured financial products, swaps, futures contracts, contracts for differences, spread bets, options, warrants, depositary receipts or other derivatives over or related to the performance of shares in the Company.

Reasons for this Policy

1.2	The Company has adopted this Policy to regulate Trading by employees in the Company’s Securities.

1.3

All employees are required to conduct their personal investment activity in a manner that is lawful and avoids conflicts of interest between the Employee’s personal interests and those of the Company. The Company is also keen to promote shareholder and general market confidence.

1.4	This Policy is designed to:

(a)	raise awareness and minimise any potential for breach (or the appearance of any breach) of the prohibitions on insider trading contained in Part 7.10 of the Corporations Act; and

(b)	meet the Company’s obligations under the ASX Listing Rules to maintain a Securities Trading Policy.

Who does this Policy apply to?

1.5	This Policy applies as follows:

(a)	part 2 (insider trading laws) and part 7 (confidentiality) apply to everyone (including all directors, officers, employees, contractors, family and associates);

(b)

parts 3 to 6 (trading policy) apply to all directors, officers and other key management personnel of the Company along with any other person designated by the board of directors (Board) (each a Designated Person); and

(c)	paragraphs 3.12 to 3.13 (associates) applies certain aspects of this Policy to the family and associates of Designated Persons as specified in that paragraph.

Approved by the Board: February 2021

What is trading?

1.6	For the purposes of this Policy, “Trade” or “Trading” means:

(a)	buying or selling the Company’s Securities;

(b)	entering into an agreement to buy or sell the Company’s Securities; and

(c)	exercising options, rights or awards to acquire the Company’s Securities.

Further advice

1.7

If you do not understand any aspect of this Policy, or are uncertain whether it applies to you or your family or associates, please contact the Chief Executive Officer or Company Secretary. You may wish to obtain your own legal or financial advice before dealing in the Company’s Securities.

2.	Insider trading prohibitions in the Corporations Act What are the insider trading prohibitions?

2.1	Under the Corporations Act 2001 (Cth) (Corporations Act), if you have Inside Information (as defined in paragraphs 2.6 to 2.9) relating to the Company it is illegal for you to:

(a)	deal in (that is, apply for, acquire or dispose of) the Company’s Securities or enter into an agreement to do so; or

(b)	procure another person to apply for, acquire or dispose of, the Company’s Securities or enter into an agreement to do so; or

(c)

directly or indirectly communicate, or cause to be communicated, that information to any other person if you know, or ought reasonably to know, that the person would or would be likely to use the information to engage in the activities specified in paragraphs (a) or (b) above.

2.2

These prohibitions also apply to the application for, grant, exercise or transfer of an option over the Company’s Securities, and to the Securities of other entities if you possess Inside Information about those entities.

2.3	It does not matter how or in what capacity you become aware of the Inside Information. It does not have to be obtained from the Company to constitute Inside Information.

2.4

You cannot avoid the insider trading prohibition by arranging for a member of your family or a friend to deal in the Company’s Securities nor may you give “tips” concerning Inside Information relating to the Company to others, including customers.

2.5	These prohibitions apply to everyone (not just Designated Persons) at all times.

Approved by the Board: February 2021

What is Inside Information?

2.6	“Inside Information” is information relating to the Company that:

(a)	is not generally available; and

(b)	if the information were generally available, a reasonable person would expect it to have a material effect on the price or value of the Company’s Securities.

2.7	Inside Information can include matters of speculation or supposition and matters relating to intentions or likely intentions of a person.

2.8

Information is regarded as being likely to have a material effect if it would, or would be likely to, influence persons who commonly invest in securities or other traded financial products in deciding whether or not to deal in the Company’s Securities.

2.9	Examples of Inside Information could be:

(a)	the financial performance of the Company against its budget;

(b)	changes in the Company’s actual or anticipated financial condition or business performance;

(c)	changes in the capital structure of the Company, including proposals to raise additional equity or borrowings;

(d)	proposed changes in the nature of the business of the Company;

(e)	changes to the Board or significant changes in key management personnel;

(f)	an undisclosed significant change in the Company’s market share;

(g)	likely or actual entry into, or loss of, a material contract;

(h)	material acquisitions or sales of assets by the Company;

(i)	a proposed dividend or other distribution or a change in dividend policy; or

(j)	a material claim against the Company, a regulatory investigation or other unexpected liability.

When is information generally available?

2.10	Information is generally available if:

(a)	it consists of readily observable matter or deductions;

(b)

it has been brought to the attention of investors through an announcement to ASX Limited (ASX) or otherwise similarly brought to the attention of investors who commonly invest in securities, and a reasonable period has elapsed since it was announced or brought to investors’ attention; or

(c)	it consists of deductions, conclusions or inferences made or drawn from information referred to in paragraphs (a) or (b) above.

Approved by the Board: February 2021

2.11	Examples of possible readily observable matters are:

(a)	a change in legislation which will affect the Company’s ability to make certain types of investments; or

(b)	a severe downturn in global securities markets.

Penalties

2.12	Breach of the insider trading laws may subject you to:

(a)	criminal liability - penalties include heavy fines and imprisonment;

(b)	civil liability - you can be sued by another party or the Company for any loss suffered as a result of illegal trading activities; and

(c)

civil penalty provisions - the Australian Securities and Investments Commission (ASIC) may seek civil penalties against you and may even seek a court order that you be disqualified from managing a corporation.

2.13	Breach of the law, this policy, or both, will also be regarded by the Company as serious misconduct which may lead to disciplinary action or dismissal.

3.	No dealing in Prohibited Periods

Closed and Prohibited Periods

3.1	Designated Persons must not deal in the Company’s Securities during the following prohibited periods (except in accordance with this policy):

(a)	the following closed periods:

(i)	from the day after the half year end (i.e. approximately 1 January) to the close of trading on the business day after the Company’s half yearly results are announced to ASX;

(ii)	from the day after the financial year end (i.e. approximately 1 July) to the close of trading on the business day after the Company’s annual results are announced to ASX;

(iii)	from 28 days before, to the close of trading on the business day after, the Company’s annual general meeting;

(iv)	from 28 days before a prospectus or similar disclosure document is lodged by the Company with ASX; and

(b)	any extension to a closed period, and any additional period, as specified by the Board from time to time to be a prohibited period,

(each, a Prohibited Period).

Approved by the Board: February 2021

3.2	Designated Persons may deal in the Company’s Securities at other times subject to complying with insider trading prohibitions (see Section 2 above) and the requirements of this policy.

3.3	Designated Persons must not commence, amend or withdraw from a dividend reinvestment plan of the Company during a Prohibited Period, other than in Exceptional Circumstances outlined in Section 4.

Prior notification

3.4	If a Designated Person proposes to deal in the Company’s Securities (including entering into an agreement to deal) at any time they must first provide:

(a)	written notice of their intention to:

(i)	the Company Secretary; and

(ii)	the notification officer who is:

(A)	Chairperson of the Board for all directors and alternate directors of the Company (other than the chairperson of the Board), the Chief Executive Officer and the Company Secretary;

(B)	Chief Executive Officer for the Chairperson of the Board; and

(C)	Company Secretary for all other Designated Persons (Notification Officer); and

(b)	confirmation that you are not in possession of Inside Information. The relevant Notification Officer may appoint a delegate to act on his or her behalf in the case of temporary absence.

Confirmation

3.5

Before dealing in the Company’s Securities, the Designated Person must receive a confirmation signed by the Notification Officer. The Notification Officer must provide a copy of the signed confirmation to the Company Secretary.

3.6	A confirmation expires ten days from its date or on the commencement of a Prohibited Period (whichever is earlier), unless the confirmation specifies a different expiry date.

3.7

A confirmation confirms that the proposed dealing by Designated Person is within the terms of the trading policy but does not otherwise constitute approval or endorsement by the Company or the Notification Officer for the proposed dealing. Even if a confirmation is granted, a Designated Person remains personally responsible for assessing whether the insider trading prohibitions apply to them.

Approved by the Board: February 2021

Notification of dealing

3.8

In addition to providing advance notice under paragraph 3.4, Designated Persons must confirm in writing to the relevant Notification Officer and the Company Secretary, within three business days from when the dealing in the Company’s Securities has occurred, the number of the Company’s Securities affected and the relevant parties to the dealing.

Register

3.9	A register of notifications and clearances is to be kept by the Company Secretary.

3.10	A register of Designated Persons’ interests in the Company’s securities is to be kept by the Company Secretary.

Securities of other entities

3.11

The Board may extend this policy by specifying that Designated Persons are also restricted from dealing in the securities of other specified entities with which the Company may have a close relationship.

Associates

3.12

This policy also applies to associates of Designated Persons, except for paragraphs 3.4 to 3.8 regarding prior notification, confirmation and notification of dealing. A Designated Person must communicate on behalf of their associate with the Notification Officer for the purposes of this policy.

3.13

“Associates” of a Designated Person includes their family members, trusts, companies, nominees and other persons over whom a Designated Person has, or may be expected to have, investment control or influence. If you are in doubt as to whether a person is an associate, you should contact the Company Secretary who will make a determination on the issue.

4.	Exceptional circumstances

4.1	A Designated Person may request, and the Notification Officer may give, prior confirmation for the Designated Person to:

(a)	deal in the Company’s Securities during a Prohibited Period; or

(b)	dispose of the Company’s Securities even if otherwise prohibited under part 6,

if there are exceptional circumstances (except if this would breach the insider trading prohibitions - see part 2 above).

Approved by the Board: February 2021

4.2	Exceptional circumstances may include:

(a)	severe financial hardship, for example, a pressing financial commitment that cannot be satisfied otherwise than by selling the relevant Company’s Securities;

(b)	requirements under a court order or court enforceable undertakings or other legal or regulatory requirements;

(c)	other exceptional circumstances as determined by the Chairperson (or Chief Executive Officer where the Chairperson is involved).

4.3	If the Notification Officer has any doubt in making a determination of exceptional circumstances, they should exercise the discretion with caution.

4.4	The requirements of paragraphs 3.4 to 3.8 must be complied with regarding prior notification, confirmation and notification of dealing.

5.	Permitted dealings

5.1

The following types of dealing are excluded from the operation of part 3 and part 6.2 (as applicable) of this policy and may be undertaken at any time without requiring prior notification, approval or confirmation of dealing, subject to the insider trading prohibitions:

(a)	(superannuation) transfers of the Company’s Securities which are already held in a superannuation fund or other saving scheme in which the Designated Person is a beneficiary;

(b)

(third parties) an investment in, or trading in units of, a fund or other scheme (other than a scheme only investing in the Company’s Securities) where the assets of the fund or other scheme are invested at the discretion of a third party;

(c)

(other trustees) where a Designated Person is a trustee, trading in the Company’s Securities by the respective trust provided the Designated Person is not a beneficiary of the trust and any decision to trade during a Prohibited Period is taken by the other trustees or by the investment managers independently of the Designated Person;

(d)	(takeover) undertakings to accept, or the acceptance of, a takeover offer or transferring Securities under a scheme of arrangement in respect of the Company;

(e)

(rights offers, SPPs, DRPs and buy-backs) trading under an offer or invitation made to all or most of the security holders, such as a rights issue, a security purchase plan, a dividend or distribution reinvestment plan and an equal access buy-back, where the plan that determines the timing and structure of the offer has been approved by the Board. This includes decisions relating to whether or not to take up the entitlements and the sale of entitlements required to provide for the take up of the balance of entitlements under a renounceable pro rata issue;

(f)	(lender disposal) a disposal of the Company’s Securities that is the result of a secured lender (or financier) exercising their rights;

Approved by the Board: February 2021

(g)

(incentive scheme) the exercise (but not the sale of the Company’s Securities following exercise) of an option or right, or the receipt of the Company’s Securities, under an employee incentive scheme, or the conversion of a convertible security, where the final date for the exercise of the option or right, or the conversion of the security, falls during a Prohibited Period and the Company has been in an exceptionally long Prohibited Period or the Company has had a number of consecutive Prohibited Periods and the Designated Person could not reasonably have been expected to exercise it at a time when free to do so;

(h)	(trading plan) trading under a non-discretionary trading plan for which prior written clearance has been provided in accordance with procedures set out in this policy and where:

(i)	the Designated Person did not enter into the plan or amend the plan during a Prohibited Period; and

(ii)	the trading plan does not permit the Designated Person to exercise any influence or discretion over how, when, or whether to trade.

However, this policy does not allow the Designated Person to cancel the trading plan or cancel or otherwise vary the terms of their participation in the trading plan during a Prohibited Period other than in exceptional circumstances;

(i)	(dividend reinvestment plan) acquiring the Company’s Securities under a bonus issue made to all holders of the Company’s Securities of the same class;

(j)	(bonus issues) acquiring the Company’s Securities under a bonus issue made to all holders of the Company’s Securities of the same class;

(k)

(no change in beneficial interest) trading the Company’s Securities where the trading results in no change in beneficial interest in the Company’s Securities. However, the requirements of paragraphs 3.4 to 3.8 must be complied with;

(l)	(transfer to SMSF) transferring the Company’s Securities already held into a self- managed superannuation fund in which the Designated Person is a beneficiary; and

(m)	(subscription under disclosure document) subscribing for the Company’s Securities under a disclosure document.

Escrow

5.2

Any employee holding the Company’s Securities subject to binding restrictions on transfer, either as ASX restricted securities or through voluntary escrow arrangements, must comply with the terms of any applicable escrow arrangements or will be unable to Trade in the relevant Company’s Securities during that time. Once the escrow arrangements have ended, the Employee is not free to Trade unless permitted by this Policy.

Approved by the Board: February 2021

6.	Further restrictions

No margin lending

6.1

Designated Persons are not permitted to enter into margin lending arrangements in relation to the Company’s Securities. This is on the grounds that the terms may require the Company’s Securities to be sold during a Prohibited Period or when the Designated Person possesses Inside Information.

6.2

This restriction does not extend to other funding arrangements where the Company’s Securities may be included as security. Designated Persons should consult the Company Secretary if they are uncertain as to whether an arrangement should be classified as a margin lending arrangement.

No short term or speculative trading

6.3	The Company encourages Designated Persons to be long term investors in the Company.

6.4

Designated Persons must not engage in short term or speculative trading in the Company’s Securities or in financial products associated with the Company’s Securities. Short term means in less than a six month period.

6.5	Designated Persons are not permitted to engage in short selling of the Company’s Securities.

No hedging

6.6	Subject to the law, Designated Persons must not:

(a)	enter into transactions or arrangements with anyone which could have the effect of limiting their exposure to risk relating to an element of their remuneration that:

(i)	has not vested; or

(ii)	has vested but remains subject to a holding lock; or

(b)	deal at any time in financial products associated with the Company’s Securities, except for the type of dealing permitted by law or under part 5.

Trading in securities of other companies

6.7

While generally employees are free to deal in securities of other listed companies, the insider trading laws prohibit dealings not only in Company’s securities but also in the securities of other listed companies in respect of which an employee possesses inside information.

6.8

If an employee is aware of inside information in respect of another company, the employee should not trade or deal in the securities of that company. For example, where the employee is aware that the Company is about to sign a major agreement with another company, the Employee should not buy securities in either Kazia Therapeutics or the other company.

Approved by the Board: February 2021

6.9	The Board may extend this Policy by specifying that employees are also restricted from dealing in securities of other specified companies with which the Company may have a close relationship.

Meaning of financial products

6.10

For the purposes of this part, financial products includes derivatives, options, warrants, futures, forward contracts, swaps and contracts for difference issued or created over or associated with the Company’s Securities by third parties.

7.	Confidential Information

7.1

You must treat all sensitive, non-public information (“Confidential Information”) about the Company as confidential and belonging to the Company. You must not disclose Confidential Information to others (including family members, relatives, business or social acquaintances) except as authorised or legally required. You must avoid inadvertent or indirect disclosure of Confidential Information.

7.2

Even within the Company, Confidential Information should be distributed to or discussed with others only on a need-to-know basis, and those people must be told that the information is confidential. Be careful that your conversations are not overheard in elevators, aeroplanes or other public places. Do not leave Confidential Information on conference tables, desks or otherwise unguarded.

7.3	Take whatever steps are reasonably necessary to keep Confidential Information from being disclosed, except as authorised or legally required.

8.	Review and publication of this policy

8.1	The Board will review this policy from time to time. The policy may be amended by resolution of the Board.

8.2	This policy is available on the Company’s website and the key features are published in the annual report or a link to the governance section of the website provided.

Approved by the Board: February 2021